Exhibit 10.1

Execution Version

Director Nomination Agreement

This Director Nomination Agreement (this “Agreement”), dated January 17, 2024, is by and between R1 RCM Inc., a Delaware corporation (the “Company”), and Providence Health & Services—Washington, a Washington non-profit corporation (“Providence”). This Agreement is being entered into in connection with the Service Agreements (as defined below).

1.	Board Nomination Right

a) Subject to (i) the approval of the Board and (ii) the Board’s receipt of the TCP-ASC Consent and CoyCo Consent, until the termination of either of the Service Agreements in accordance with their terms (a “Service Agreement Termination”) or for a period of three consecutive one year terms following the date hereof (the “Service Term”), whichever is shorter, Providence shall be entitled to nominate one individual to the Board, who shall be (A) any one of Providence’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other operational leader of Providence or an Affiliate thereof deemed acceptable to the Board’s Nominating and Corporate Governance Committee, in its reasonable discretion, or (B) an individual who is “independent” as defined in the listing standards of the Nasdaq Capital Market (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law, and be consistent with the Board’s criteria (including with respect to diversity) set forth in the Company’s corporate governance guidelines (the “Providence Designee”).

b) Subject to approval of the Board and receipt of the TCP-ASC Consent and CoyCo Consent, the Company shall (y) take all corporate action necessary (i) to increase the size of its Board by one director (if necessary) and appoint the Providence Designee to fill the resulting vacancy and (ii) recommend that its shareholders vote to elect the Providence Designee to the Board (including soliciting such approval of the shareholders using the same efforts as the Company uses for its designees to the Board), and (z) use its best efforts to cause the Providence Designee to be elected or appointed to the Board. During the Service Term, the Company shall, at any annual or special meeting of stockholders of the Company at which directors are to be elected, subject to the nonoccurrence of a Service Agreement Termination and the fulfillment of the requirements set forth in Section 1(c), nominate the Providence Designee for election to the Board and use all commercially reasonable efforts to cause the Providence Designee to be elected as a director of the Board.

c) Any Providence Designee, who is not one of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Providence, must first be determined to be acceptable to the Board’s Nominating and Corporate Governance Committee, such determination which shall not be unreasonably withheld (taking into account the criteria for board members, including any applicable diversity guidelines, set forth in the Company’s corporate governance guidelines). The Company shall require that all directors comply in all respects with applicable law (including with respect to confidentiality) and the Company’s corporate governance guidelines, code of business conduct and ethics and confidentiality and trading policies and guidelines as in effect from time to time. Providence shall notify the Company of any proposed Providence Designee in writing no later than the latest date on which shareholders of the Company may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to the Company by the Bylaws and such other information concerning such nominee reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the “Nominee Disclosure Information”); provided, further, that in the event Providence fails to provide any such notice, the Providence Designee shall be the person then serving as the Providence Designee as long as Providence provides the Nominee Disclosure Information to the Company promptly upon request by the Company.

d) At the expiration of the Service Term (other than for a Service Agreement Termination), any Providence Designee then serving on the Board shall be removed from the Board and shall thereafter be appointed by the Board to the status of Board Observer until the earlier of the occurrence of a Service Agreement Termination and the fifth anniversary of the date on which Providence fully exercised its warrants, provided that, in no circumstance will Providence have any rights as Board Observer if its warrants are not exercised by the fifth anniversary of the date hereof (the “Observer Term”). During the Observer Term, the Providence Designee shall be invited to attend all Board meetings and shall be provided all materials provided to the Board in connection with such Board meetings.

e) If, at any time during the Observer Term, the Board establishes a separate Customer Advisory Board, then the Providence Designee shall be removed from the status as a Board Observer and shall thereafter be elected or appointed to serve on the Customer Advisory Board for the remainder of the Observer Term; provided that each individual nominated by a customer of the Company (which does not include any nomination rights pursuant to the TCP-ASC Investor Rights Agreement) to the Board or to be appointed by the Board to the status of Board Observer, respectively, shall be removed from the Board or from the status as a Board Observer, respectively, and, in each case shall thereafter be elected or appointed to serve on the Customer Advisory Board.

f) In the event of the death, disability, resignation or removal of the Providence Designee, the Board will promptly elect to the Board a replacement director designated by Providence, subject to the terms of the Service Agreements and the fulfillment of the requirements set forth in Sections 1(a) (other than any approval of the Board) and 1(b), to fill the resulting vacancy, and such individual shall then be deemed the Providence Designee for all purposes under this Agreement.

g) During the Service Term, Providence Designee will be entitled to receive compensation, benefits, reimbursement (including of travel expenses), indemnification and insurance coverage for his or her service as director that are at least as favorable as the other independent directors of the Company are entitled to receive. Any Providence Designee who is not independent will be entitled to receive compensation, benefits reimbursement (including of travel expenses), indemnification and insurance coverage for his or her service as directors that are at least as favorable as the other directors of the Company designated pursuant to the TCP-ASC Investor Rights Agreement and the CoyCo Investor Rights Agreement who are not independent are entitled to receive. Providence shall have the right to (i) forgo the receipt of compensation by the Providence Designee for the Providence Designee’s service as a director or (ii) assign such compensation to a non-profit Affiliate of Providence. For so long as the Company maintains directors’ and officers’ liability insurance, the Company shall include the Providence Designee as an “insured” for all purposes under such insurance policy for so long as the Providence Designee is a director of the Company and for the same period as for other former directors of the Company when the Providence Designee ceases to be a director of the Company.

2.	Definitions

a) “Acute Services Agreement” means the Acute Services Agreement, dated as of January 1, 2024, by and among Providence St. Joseph Health, a Washington nonprofit corporation, Western HealthConnect, Washington nonprofit corporation, and Acclara Solutions, LLC, a Texas limited liability company.

b) “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

c) “Board” shall mean the Board of Directors of the Company.

d) “Bylaws” means the Company’s Amended and Restated Bylaws.

e) “Common Stock” means the Company’s common stock, par value $0.01 per share.

f) “CoyCo Consent” shall mean the approval required pursuant to the CoyCo Investor Rights Agreement (defined below).

g) “CoyCo Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of June 21, 2022, by and among the Company, Coyco 1, L.P., Coyco 2, L.P., and New Mountain Partners V (AIV-D), LP, as amended, modified or restated from time to time.

h) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

i) “Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

j) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

k) “Physician Agreements” means (i) the Omnibus Physician Agreement, dated as of January 17, 2024, by and among (x) Providence Medical Institute, Facey Medical Foundation, and Providence Saint John’s Medical Foundation, Providence Health & Services, St. Joseph Heritage Healthcare, Inc., and Providence St. Joseph Health, on the one hand, and (y) Acclara Solutions, LLC, MediRevv, LLC, and Medical Specialties Managers, Inc., on the other hand; and (ii) the “Physician Agreements” as defined in such Omnibus Physician Agreement.

l) “Service Agreements” means both the (i) Acute Services Agreement and (ii) Physician Agreements.

m) “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

n) “TCP-ASC Consent” shall mean the approval required pursuant to the TCP-ASC Investor Rights Agreement (defined below).

o) “TCP-ASC Investor Rights Agreement” shall mean that certain Amended and Restated Investor Rights Agreement, dated as of June 21, 2022, by and among the Company, R1 RCM Holdco Inc., a Delaware corporation, TCP-ASC ACHI Series LLLP, a limited liability limited partnership and the other parties thereto, as amended, modified or restated from time to time.

2.	Miscellaneous

a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

b) Jurisdiction; Enforcement. Each of the parties hereto hereby agrees that: (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 3(b) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 3(c). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

c) Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, email (with delivery receipt) or messenger as follows:

if to the Company:

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, UT 84123

Attention: General Counsel

Email: legal@r1rcm.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N LaSalle

Chicago, IL 60654

Attention: Richard W. Porter, P.C.

Robert M. Hayward, P.C.

Bradley C. Reed, P.C.

Email: richard.porter@kirkland.com;

robert.hayward@kirkland.com;

bradley.reed@kirkland.com

if to Providence:

Providence Health & Services - Washington

1801 Lind Ave SW

Renton, WA 9805

Attention: David Elop

Kevin Gruben

Email: david.elop@providence.org

kevin.gruben@providence.org

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

2049 Century Park East, Suite 3200

Los Angeles, CA 90067

Attention: James F. Owens

 Kyle Weber

Email: jfowens@mwe.com

kweber@mwe.com

or in any such case to such other address or email address as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

d) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof.

e) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Providence or, in the case of a waiver, by the party against whom the waiver is to be effective.

g) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

h) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

R1 RCM INC.

By:	/s/ Jennifer Williams

Name:	Jennifer Williams
Title:	Chief Financial Officer

PROVIDENCE HEALTH & SERVICES – WASHINGTON

By:	/s/ Greg Hoffman

Name:	Greg Hoffman
Title:	Chief Financial Officer

[Signature Page to Director Nomination Agreement]